Exhibit 99.3

                   CONTINENTAL AIRLINES, INC.

                      Offer to Exchange its

       10.22% Series B Senior Unsecured Sinking Fund Notes
                        due July 1, 2000
which have been registered under the Securities Act of 1933, as amended
               for any and all of its Outstanding
       10.22% Series A Senior Unsecured Sinking Fund Notes
                        due July 1, 2000

To:Brokers, Dealers, Commercial Banks,
Trust Companies and Other Nominees:

     Continental Airlines, Inc. (the "Company") is offering to exchange (the "Exchange Offer"), upon and subject to the terms and conditions set forth in the Prospectus, dated May [ ], 1996 (the "Prospectus"), and the enclosed Letter of Transmittal (the "Letter of Transmittal"), its 10.22% Series B Senior Unsecured Sinking Fund Notes due July 1, 2000 (the "Series B Notes") for any and all of its outstanding 10.22% Series A Senior Unsecured Sinking Fund Notes due July 1, 2000 (the "Series A Notes"). The Exchange Offer is being made in order to satisfy certain obligations of the Company contained in the Registration Rights Agreement dated as of September 29, 1995, between the Company and the initial holders of the Series A Notes.

     We are requesting that you contact your clients for whom you hold Series A Notes regarding the Exchange Offer. For your information and for forwarding to your clients for whom you hold Series A Notes registered in your name or in the name of your nominee, or who hold Series A Notes registered in their own names, we are enclosing the following documents:

     1.   Prospectus dated May [__], 1996;

     2. The Letter of Transmittal for your use and for the information of your clients;

     3. A Notice of Guaranteed Delivery to be used to accept the Exchange Offer if certificates for Series A Notes are not immediately available or time will not permit all required documents to reach the Exchange Agent prior to the Expiration Date (as defined below);

     4. A form of letter which may be sent to your clients for whose account you hold Series A Notes registered in your name or the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Exchange Offer;

     5.   Guidelines for Certification of Taxpayer Identification
Number on Substitute Form W-9; and

     6.   Return envelopes addressed to Continental Airlines,
Inc., the Exchange Agent for the Series A Notes.

     Your prompt action is requested.  The Exchange Offer will
expire at 5:00 p.m., New York City time, on [       ], 1996 (the
"Expiration Date") (20 business days following the commencement of the Exchange Offer), unless extended by the Company. The Series A Notes tendered pursuant to the Exchange Offer may be withdrawn at any time before the Expiration Date.

     To participate in the Exchange Offer, a duly executed and promptly completed Letter of Transmittal (or facsimile thereof), with any required signature guarantees and any other required documents, should be sent to the Exchange Agent and certificates representing the Series A Notes should be delivered to the Exchange Agent, all in accordance with the instructions set forth in the Letter of Transmittal and the Prospectus.

     If holders of Series A Notes wish to tender, but it is impracticable for them to forward their certificates for Series A Notes prior to the expiration of the Exchange Offer, a tender may be effected by following the guaranteed delivery procedures described in the Prospectus under "The Exchange Offer - Guaranteed Delivery Procedures."